Exhibit 99.1
GAYLORD ENTERTAINMENT CO. REPORTS SECOND QUARTER 2007 EARNINGS
Gaylord Hotels RevPAR and Total RevPAR Increase Nearly 10 Percent
Average Occupancy Exceeds 80 Percent Across Gaylord Hotel Network
Record Year-to-Date Same-Store Bookings
NASHVILLE, Tenn. (August 2, 2007) — Gaylord Entertainment Co. (NYSE: GET) today reported its financial results for the second quarter of 2007.
For the second quarter ended June 30, 2007:
•	Consolidated revenue increased 6.9 percent to $189.4 million in the second quarter of 2007 from $177.1 million in the same period last year, led by the continued strong performance of the hospitality segment, which showed meaningful gains in occupancy, ADR (Average Daily Rate) and total revenue per available room[2] (Total RevPAR).
•	Income from continuing operations was $93.6 million, or $2.29 per share including a one-time gain from the sale of the Company’s equity interest in Bass Pro, compared to a loss from continuing operations of $5.6 million, or $0.14 per share in the prior-year quarter.
•	Hospitality segment total revenue increased 7.1 percent to $168.4 million in the second quarter of 2007 compared to $157.2 million in the prior-year quarter. Gaylord Hotels revenue per available room[1] (“RevPAR”) and “Total RevPAR” increased 8.8 percent and 9.6 percent, respectively, compared to the second quarter of 2006.
•	Adjusted EBITDA[3] was $38.7 million in the second quarter of 2007 compared to $32.3 million in the prior-year quarter.
•	Consolidated Cash Flow[4] (“CCF”) increased 13.8 percent to $44.8 million in the second quarter of 2007 compared to $39.4 million in the same period last year.
“Gaylord had yet another strong performance this quarter, highlighted by year-over-year CCF margin growth to 30 percent in our hospitality business and average occupancy of more than 80 percent across the Gaylord Hotels network. Additionally, we posted strong same-store net definite bookings growth of 8.6 percent, which reflects the strength of our brand and highlights our success in further penetrating a larger audience of meeting planners and high-value customers,” said Colin V. Reed, chairman and chief executive officer of Gaylord Entertainment. “Nowhere can this be seen more readily than at our soon to be opened Gaylord National property outside Washington, D.C., where we recently booked our millionth room night.”
Segment Operating Results
Hospitality
Key components of the Company’s hospitality segment performance in the second quarter of 2007 include:
•	Gaylord Hotels’ RevPAR increased 8.8 percent to $130.18 compared to $119.63 in the prior-year quarter. Gaylord Hotels’ Total RevPAR increased 9.6 percent to $310.36 compared to $283.22 in second quarter of 2006.
•	Gaylord Hotels’ CCF increased 16.9 percent to $51.5 million in the second quarter of 2007 compared to $44.1 million in the same period last year. CCF margins for the hospitality segment increased 260 basis points to 30.6 percent, compared to 28.0 percent in the prior-year quarter, driven by higher occupancy levels and improved margins due to an increased focus on cost control.
•	Gaylord Hotels’ same-store net definite bookings for all future years, excluding Gaylord National, increased 8.6 percent to a record 413,967 room nights booked in the second quarter of 2007. For the year, Gaylord has a same-store record 734,406 room nights on the books.
•	Gaylord National booked an additional 100,068 room nights in the second quarter of 2007, bringing National’s cumulative net definite room nights booked to 1,031,029.
“Gaylord Opryland and Gaylord Texan posted impressive increases in CCF, up 17.3 percent and 41.9 percent respectively, year-over-year. Our strategy to target high-value groups has proven successful, demonstrated by the positive mix shift toward these groups seen this quarter. The improved flow-through this quarter, resulting from cost reduction efforts previously outlined, also contributed to the bottom-line growth in the hospitality sector,” said Reed.
Reed continued, “One of the unique elements of our business model is that it provides relatively clear visibility into our future performance and we have been able to post strong results. The year-over-year improvements in advance bookings serve as important leading indicators of our growth prospects and of our future performance. Additionally, the completion of Gaylord National remains generally on track in regards to the cost and the completion date. We remain confident it will quickly become the premier meetings-oriented facility on the east coast. The exceptional success we have seen at Gaylord National gives us great confidence that our strategies are scalable and that we will be able to successfully attract high-quality customers in new markets.”
At the property level, Gaylord Opryland generated revenue of $71.4 million in the second quarter of 2007, a 6.7 percent increase compared to the prior-year quarter. RevPAR increased 14.5 percent to $129.69 compared to $113.28 in the same period last year, driven by a 6.6 percent increase in ADR relative to the second quarter of 2006. Total RevPAR increased 12.0 percent to $285.95 in the second quarter of 2007. CCF increased to $21.3 million, versus $18.1 million in the year-ago quarter, resulting in a CCF margin of 29.8 percent, a 270 basis point increase versus the prior-year quarter. Second quarter 2007 operating statistics reflect 12,574 room nights out of available inventory due to the Opryland room renovation.
Gaylord Palms posted revenue of $46.1 million in the second quarter of 2007, an increase of 2.3 percent compared to $45.1 million in the prior-year quarter. Gaylord Palms experienced a 5.4 percentage point decrease in occupancy in the second quarter of 2007, which was partially offset by a 2.6 percent increase in ADR compared to the prior-year quarter. The hotel’s RevPAR decreased to $141.23 compared to $147.10 in the same period last year due to lower occupancy levels. CCF decreased slightly to $14.2 million compared to $14.4 million in the prior-year quarter, resulting in a CCF margin for the quarter of 30.8 percent. Total RevPAR increased 2.3 percent to $360.58 from $352.32 in the second quarter of 2006.
Gaylord Texan revenue increased 12.9 percent to $48.4 million in the second quarter of 2007, compared to $42.9 million in the prior-year quarter. RevPAR in the second quarter increased 13.0 percent to $131.29, driven by a 3.4 percentage point increase in occupancy and a 7.7 percent increase in ADR compared to the same period last year. Driven by strong occupancy and improved cost control measures at the property, CCF increased 41.9 percent to $15.3 million in the second quarter of 2007, versus $10.8 million in the prior year resulting in a 31.5 percent CCF margin. For the quarter Total RevPAR increased 12.9 percent to $352.24 from $311.88 in the same period last year.
Development Update
Progress at the 2,000-room Gaylord National in Prince George’s County remains on-track and the company continues to anticipate an April 2008 opening. The company spent an additional $119.4 million in the second quarter of 2007, bringing total capital expenditures for the hotel to $488.1 million.
Gaylord National achieved an impressive accomplishment, booking its one-millionth room night in July, ten months prior to opening. Bookings continue to increase with an additional 100,068 room nights booked during the second quarter, bringing the cumulative number of net definite room nights for the property to 1,031,029 as of July 1, 2007.

The Company also said that due to the overwhelming local support from the Chula Vista community, Gaylord accommodated a request from the national AFL-CIO leadership to make a counter proposal to union negotiators in regards to the development of a Gaylord property on the San Diego bay-front in the City of Chula Vista. Gaylord is currently reviewing the union’s response to the counter proposal and is in discussion with the City of Chula Vista and the Port Authority of San Diego about next steps.
“Our model of providing all-under-one-roof accommodations continues to resonate very positively throughout the association and meeting planner communities. The strong demand we continue to see across our network of convention hotels gives us confidence that we can extend our model into key resort and urban locations, targeting both large and small groups and capitalizing on the valuable relationships we have built with convention customers and meeting planners,” said Reed. “Regarding the development project in the City of Chula Vista, we recently made a counter proposal to the local unions at the request of the national AFL-CIO leadership, a group with which we have worked well on other projects, including Gaylord National. While we are disappointed by the tone and tenor of the union’s response to our counter proposal, we remain encouraged by the incredible support that we have received from the City and the Port Authority of San Diego.”
ResortQuest and Bass Pro Shops
“During the quarter, we raised more than $366 million collectively from the sale of ResortQuest Hawaii, ResortQuest Mainland and our remaining equity interest in BassPro Shops. We are pleased with the outcome of this process and will use the proceeds from these sales to further invest in growing our already strong hospitality business,” said Reed.
As a result of the sale of ResortQuest Hawaii and ResortQuest Mainland during the second quarter of 2007, the results of operations of ResortQuest are presented in discontinued operations for all periods presented
Opry and Attractions
Opry and Attractions segment revenue increased 5.6 percent to $20.9 million in the second quarter of 2007, compared to $19.8 million in the year-ago quarter. The segment’s CCF increased 58.2 percent to $4.7 million in the second quarter of 2007 from $2.9 million in the prior-year quarter.
Corporate and Other
Corporate and Other operating loss totaled $13.9 million in the second quarter of 2007 compared to an operating loss of $12.5 million in the same period last year. Corporate and Other CCF in the second quarter of 2007 decreased 49.1 percent to a loss of $11.4 million compared to a loss of $7.6 million in the same period last year.
Liquidity
As of June 30, 2007, the Company had long-term debt outstanding, including current portion, of $692.6 million and unrestricted and restricted cash of $63.5 million. $871.7 million of the Company’s $1.0 billion credit facility remains undrawn at the end of the second quarter of 2007, which includes $13.3 million in letters of credit.
The Company is currently evaluating its financing alternatives for the announced development projects. Such plans could include incurrence of additional indebtedness, sale of non-core assets or a combination thereof.
In May, 2007 the secured forward exchange contract with respect to Gaylord’s shares of Viacom, Inc. and CBS Corporation stock matured. At maturity, all of the Viacom and CBS stock was delivered to Credit Suisse First Boston to satisfy the $613.1 million debt obligation under this secured forward exchange contract. As a result, the debt obligation, Viacom stock, CBS stock, put option, call option, and deferred financing costs related to the secured forward exchange contract were removed from the consolidated balance sheet as of June 30, 2007.
Outlook
The following outlook is based on current information as of April 26, 2007. The Company does not expect to update guidance until next quarter’s earnings release. However, the Company may update its full business outlook or any portion thereof at any time for any reason.
“Gaylord’s performance in the first half of 2007 indicates group business activity remains strong. In addition, our record year-to-date pace gives us confidence that we will exceed our previous guidance of 1.3 — 1.4 million advanced room nights booked. We expect this strong booking performance to continue in the second half of the year and therefore we are revising our guidance range on advance bookings from 1.3 — 1.4 million room nights to 1.35 — 1.45 million room nights in 2007,” said Reed. “However, the recent dramatic shift in capital markets, driven by issues in the subprime and leveraged lending markets, have raised the possibility that spending by transient customers in the fourth quarter may be negatively impacted and causes us to be cautious with our total RevPAR guidance. As such, we are revising our Total RevPAR guidance from growth of 7% — 9% to a projected increase 6% — 8% in 2007.”

	2007	2007
	Prior	New
Consolidated Cash Flow
Gaylord Hotels	$182 -- 190 Million	$182 -- 190 Million
Opry and Attractions	$11 -- 12 Million	$11 -- 12 Million
Corporate and Other	$(40 - 43) Million	$(40 - 43) Million

Gaylord Hotels Advance Bookings	1.3 -- 1.4 Million	1.35 -- 1.45 Million
Gaylord Hotels RevPAR	5% -- 7%	5% -- 7%
Gaylord Hotels Total RevPAR	7% -- 9%	6% -- 8%
Gaylord’s 2007 outlook reflects approximately 48,000 room nights out of service due to the room renovation at the Gaylord Opryland.
Webcast and Replay
Gaylord Entertainment will hold a conference call to discuss this release today at 10 a.m. ET. Investors can listen to the conference call over the Internet at www.gaylordentertainment.com. To listen to the live call, please go to the Investor Relations section of the website (Investor Relations/Presentations, Earnings, and Webcasts) at least 15 minutes prior to the call to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be made available shortly after the call and will run for at least 30 days.
About Gaylord Entertainment
Gaylord Entertainment (NYSE: GET), a leading hospitality and entertainment company based in Nashville, Tenn., owns and operates Gaylord Hotels (www.gaylordhotels.com), its network of upscale, meetings-focused resorts and the Grand Ole Opry (www.opry.com), the weekly showcase of country music’s finest performers for 80 consecutive years. The company’s entertainment brands and properties include the Radisson Hotel Opryland, Ryman Auditorium, General Jackson Showboat, Gaylord Springs, Wildhorse Saloon, and WSM-AM. For more information about the Company, visit www.GaylordEntertainment.com.
This press release contains statements as to the Company’s beliefs and expectations of the outcome of future events that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include the risks and uncertainties associated with economic conditions affecting the hospitality business generally, the timing of the opening of new hotel facilities, increased costs and other risks associated with building and developing new hotel facilities, the geographic concentration of our hotel properties, business levels at the Company’s hotels, our ability to successfully operate our hotels and our ability to obtain financing for new developments. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by the Company with the Securities and Exchange Commission and include the risk factors described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006. The Company does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.
1The Company calculates revenue per available room (“RevPAR”) for its hospitality segment by dividing room sales by room nights available to guests for the period.
2The Company calculates total revenue per available room (“Total RevPAR”) by dividing the sum of room sales, food & beverage, and other ancillary services revenue by room nights available to guests for the period.
3 Adjusted EBITDA (defined as earnings before interest, taxes, depreciation, amortization, as well as certain unusual items) is used herein because we believe it allows for a more complete analysis of operating performance by presenting an analysis of operations separate from the earnings impact of capital transactions and without certain items that do not impact our ongoing operations such as the effect of the changes in fair value of the Viacom and CBS stock and changes in the fair value of the derivative associated with the secured forward exchange contract prior to the maturity of the secured forward exchange contract on May 7, 2007 and gains on the sale of assets. In accordance with generally accepted accounting principles, the changes in fair value of the Viacom and CBS stock and derivatives are not included in determining our operating income (loss). The information presented should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States (such as operating income, net income, or cash from operations), nor should it be considered as an indicator of overall financial performance. Adjusted EBITDA does not fully consider the impact of investing or financing transactions, as it specifically excludes depreciation and interest charges, which should also be considered in the overall evaluation of our results of operations. Our method of calculating adjusted EBITDA may be different from the method used by other companies and therefore comparability may be limited. A reconciliation of adjusted EBITDA to net income is presented in the Supplemental Financial Results contained in this press release.
4 As discussed in footnote 3 above, Adjusted EBITDA is used herein as essentially operating income plus depreciation and amortization. Consolidated Cash Flow (which is used in this release as that term is defined in the Indentures governing the Company’s 8% and 6.75% senior notes) also excludes the impact of pre-opening costs, the non-cash portion of the naming rights and Florida ground lease expense, stock option expense, the non-cash gains and losses on the disposal of certain fixed assets and our investment in Bass Pro, and adds (subtracts) other gains (losses), and dividends received from our investments in unconsolidated companies. The Consolidated Cash Flow measure is one of the principal tools used by management in evaluating the operating performance of the Company’s business and represents the method by which the Indentures calculate whether or not the Company can incur additional indebtedness (for instance in order to incur certain additional indebtedness, Consolidated Cash Flow for the most recent four fiscal quarters as a ratio to debt service must be at least 2 to 1). The calculation of these amounts as well as a reconciliation of those amounts to net income or segment operating income is included as part of the Supplemental Financial Results contained in this press release.

Investor Relations Contacts:	Media Contacts:
David Kloeppel, CFO	Elliot Sloane
Gaylord Entertainment	Sloane & Company
(615) 316-6101	(212) 446-1860
dkloeppel@gaylordentertainment.com	esloane@sloanepr.com
~or~	~or~
Mark Fioravanti, Senior Vice President and Treasurer	Josh Hochberg
Gaylord Entertainment	Sloane & Company
615-316-6588	(212) 446-1892
mfioravanti@gaylordentertainment.com	jhochberg@sloanepr.com
~or~
Rob Tanner, Director Investor Relations
Gaylord Entertainment
(615) 316-6572
rtanner@gaylordentertainment.com

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	Jun. 30		Jun. 30
	2007	2006	2007	2006
Revenues	$189,381	$177,087	$371,739	$359,394
Operating expenses:
Operating costs	108,771	105,426	217,324	212,875
Selling, general and administrative (a) (b)	38,691	37,869	79,491	73,506
Preopening costs	3,230	1,503	6,175	2,565
Depreciation and amortization	19,303	18,548	38,763	37,116

Operating income	19,386	13,741	29,986	33,332

Interest expense, net of amounts capitalized	(13,611)	(18,191)	(32,388)	(36,325)
Interest income	1,630	489	2,147	967
Unrealized gain (loss) on Viacom stock and CBS stock	9,147	602	6,358	(12,633)
Unrealized (loss) gain on derivatives	(6,448)	3,939	3,121	19,331
Income from unconsolidated companies	2,931	3,047	1,013	5,803
Other gains and (losses), net (c)	140,212	800	146,075	1,460

Income before provision for income taxes	153,247	4,427	156,312	11,935
Provision for income taxes	59,631	10,026	62,039	13,016

Income (loss) from continuing operations	93,616	(5,599)	94,273	(1,081)
Income from discontinued operations, net of taxes	13,226	438	16,033	9,079

Net income (loss)	$106,842	$(5,161)	$110,306	$7,998

Basic net income (loss) per share:
Income (loss) from continuing operations	$2.29	$(0.14)	$2.31	$(0.03)
Income from discontinued operations, net of taxes	$0.32	$0.01	$0.39	$0.23

Net income (loss)	$2.61	$(0.13)	$2.70	$0.20

Fully diluted net income (loss) per share:
Income (loss) from continuing operations	$2.21	$(0.14)	$2.23	$(0.03)
Income from discontinued operations, net of taxes	$0.31	$0.01	$0.38	$0.23

Net income (loss)	$2.52	$(0.13)	$2.61	$0.20

Weighted average common shares for the period:
Basic	40,961	40,592	40,882	40,453
Fully-diluted	42,344	40,592	42,285	40,453
(a)	Includes non-cash lease expense of $1,554 and $1,575 for the three months ended June 30, 2007 and 2006, respectively, and $3,108 and $3,150 for the six months ended June 30, 2007 and 2006, respectively, related to the effect of recognizing the Gaylord Palms ground lease expense on a straight-line basis.

(b)	Includes a non-recurring $2,862 charge to terminate a tenant lease related to certain food and beverage space at Gaylord Opryland for the six months ended June 30, 2007.

(c)	Includes a non-recurring $140,313 gain related to the sale of the Company’s investment in Bass Pro Group, LLC for the three months and six months ended June 30, 2007 and a non-recurring $4,437 gain related to the sale of corporate assets for the six months ended June 30, 2007.

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited
(In thousands)

	Jun. 30	Dec. 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents — unrestricted	$62,337	$35,356
Cash and cash equivalents — restricted	1,212	1,266
Short-term investments	—	394,913
Trade receivables, net	46,090	33,734
Estimated fair value of derivative assets	—	207,428
Deferred financing costs	—	10,461
Deferred income taxes	13,332	—
Other current assets	30,601	20,552
Current assets of discontinued operations	993	33,952

Total current assets	154,565	737,662

Property and equipment, net of accumulated depreciation	1,900,657	1,609,685
Intangible assets, net of accumulated amortization	202	228
Goodwill	6,915	6,915
Indefinite lived intangible assets	1,480	1,480
Investments	4,518	84,488
Long-term deferred financing costs	16,478	15,579
Other long-term assets	20,501	12,587
Long-term assets of discontinued operations	—	163,886

Total assets	$2,105,316	$2,632,510

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$1,936	$1,991
Secured forward exchange contract	—	613,054
Accounts payable and accrued liabilities	317,779	165,423
Deferred income taxes	—	56,628
Current liabilities of discontinued operations	2,896	57,906

Total current liabilities	322,611	895,002

Long-term debt and capital lease obligations, net of current portion	690,675	753,562
Deferred income taxes	69,086	96,537
Estimated fair value of derivative liabilities	4,736	2,610
Other long-term liabilities	92,419	84,325
Long-term liabilities and minority interest of discontinued operations	2,584	2,448
Stockholders’ equity	923,205	798,026

Total liabilities and stockholders’ equity	$2,105,316	$2,632,510

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL RESULTS
Unaudited
(in thousands, except operating metrics)
Adjusted Earnings Before Interest, Taxes, Depreciation and
Amortization (“Adjusted EBITDA”) and Consolidated Cash
Flow (“CCF”) reconciliation:

	Three Months Ended Jun. 30,				Six Months Ended Jun. 30,
	2007		2006		2007		2006
	$	Margin	$	Margin	$	Margin	$	Margin
Consolidated
Revenue	$189,381	100.0%	$177,087	100.0%	$371,739	100.0%	$359,394	100.0%
Net income (loss)	$106,842	56.4%	$(5,161)	-2.9%	$110,306	29.7%	$7,998	2.2%
Income from discontinued operations, net of taxes	(13,226)	-7.0%	(438)	-0.2%	(16,033)	-4.3%	(9,079)	-2.5%
Provision for income taxes	59,631	31.5%	10,026	5.7%	62,039	16.7%	13,016	3.6%
Other (gains) and losses, net	(140,212)	-74.0%	(800)	-0.5%	(146,075)	-39.3%	(1,460)	-0.4%
Income from unconsolidated companies	(2,931)	-1.5%	(3,047)	-1.7%	(1,013)	-0.3%	(5,803)	-1.6%
Unrealized loss (gain) on derivatives	6,448	3.4%	(3,939)	-2.2%	(3,121)	-0.8%	(19,331)	-5.4%
Unrealized (gain) loss on Viacom stock and CBS stock	(9,147)	-4.8%	(602)	-0.3%	(6,358)	-1.7%	12,633	3.5%
Interest expense, net	11,981	6.3%	17,702	10.0%	30,241	8.1%	35,358	9.8%

Operating income (1)	19,386	10.2%	13,741	7.8%	29,986	8.1%	33,332	9.3%
Depreciation & amortization	19,303	10.2%	18,548	10.5%	38,763	10.4%	37,116	10.3%

Adjusted EBITDA	38,689	20.4%	32,289	18.2%	68,749	18.5%	70,448	19.6%
Pre-opening costs	3,230	1.7%	1,503	0.8%	6,175	1.7%	2,565	0.7%
Other non-cash expenses	1,554	0.8%	1,575	0.9%	3,108	0.8%	3,150	0.9%
Stock option expense	1,303	0.7%	1,360	0.8%	2,710	0.7%	2,663	0.7%
Other gains and (losses), net (2)	140,212	74.0%	800	0.5%	146,075	39.3%	1,460	0.4%
Gain on sale of investment in Bass Pro	(140,313)	-74.1%	—	0.0%	(140,313)	-37.7%	—	0.0%
(Gains) and losses on sales of assets	102	0.1%	89	0.1%	(4,562)	-1.2%	342	0.1%
Dividends received	—	0.0%	1,739	1.0%	—	0.0%	1,911	0.5%

CCF	$44,777	23.6%	$39,355	22.2%	$81,942	22.0%	$82,539	23.0%

Hospitality segment
Revenue	$168,408	100.0%	$157,189	100.0%	$334,869	100.0%	$322,653	100.0%
Operating income (1)	30,093	17.9%	24,669	15.7%	54,710	16.3%	58,058	18.0%
Depreciation & amortization	16,262	9.7%	16,026	10.2%	32,687	9.8%	32,166	10.0%
Pre-opening costs	3,230	1.9%	1,503	1.0%	6,175	1.8%	2,565	0.8%
Other non-cash expenses	1,554	0.9%	1,575	1.0%	3,108	0.9%	3,150	1.0%
Stock option expense	375	0.2%	213	0.1%	798	0.2%	382	0.1%
Other gains and (losses), net	7	0.0%	(88)	-0.1%	(3)	0.0%	(86)	0.0%
Dividends received	—	0.0%	71	0.0%	—	0.0%	243	0.1%
Losses on sales of assets	—	0.0%	89	0.1%	—	0.0%	89	0.0%

CCF	$51,521	30.6%	$44,058	28.0%	$97,475	29.1%	$96,567	29.9%

Opry and Attractions segment
Revenue	$20,922	100.0%	$19,819	100.0%	$36,764	100.0%	$36,584	100.0%
Operating income	3,144	15.0%	1,556	7.9%	2,138	5.8%	185	0.5%
Depreciation & amortization	1,424	6.8%	1,437	7.3%	2,980	8.1%	2,851	7.8%
Stock option expense	79	0.4%	37	0.2%	156	0.4%	61	0.2%
Other gains and (losses), net	14	0.1%	(84)	-0.4%	12	0.0%	(350)	-1.0%
Losses on sales of assets	—	0.0%	—	0.0%	—	0.0%	253	0.7%

CCF	$4,661	22.3%	$2,946	14.9%	$5,286	14.4%	$3,000	8.2%

Corporate and Other segment
Revenue	$51		$79		$106		$157
Operating loss	(13,851)		(12,484)		(26,862)		(24,911)
Depreciation & amortization	1,617		1,085		3,096		2,099
Stock option expense	849		1,110		1,756		2,220
Other gains and (losses), net (2)	140,191		972		146,066		1,896
Dividends received	—		1,668		—		1,668
Gain on sale of investment in Bass Pro	(140,313)		—		(140,313)		—
Gains on sales of assets	102		—		(4,562)		—

CCF	$(11,405)		$(7,649)		$(20,819)		$(17,028)

(1) Includes a non-recurring $2,862 charge to terminate a tenant lease related to certain food and beverage space at Gaylord Opryland for the six months ended June 30, 2007.
(2) Includes a non-recurring $140,313 gain related to the sale of the Company’s investment in Bass Pro Group, LLC for the three months and six months ended June 30, 2007 and a non-recurring $4,437 gain related to the sale of corporate assets for the six months ended June 30, 2007.

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL RESULTS
Unaudited
(in thousands, except operating metrics)

	Three Months Ended Jun. 30,		Six Months Ended Jun. 30,
	2007	2006	2007	2006
HOSPITALITY OPERATING METRICS:

Gaylord Hospitality Segment (1)
Occupancy	80.1%	77.7%	78.7%	78.8%
Average daily rate (ADR)	$162.49	$153.89	$165.01	$157.11
RevPAR	$130.18	$119.63	$129.91	$123.83
OtherPAR	$180.18	$163.59	$179.19	$168.70
Total RevPAR	$310.36	$283.22	$309.10	$292.53

Revenue	$168,408	$157,189	$334,869	$322,653
CCF (2)	$51,521	$44,058	$97,475	$96,56
CCF Margin	30.6%	28.0%	29.1%	29.9%

Gaylord Opryland (1)
Occupancy	84.7%	78.9%	79.5%	78.2%
Average daily rate (ADR)	$153.04	$143.52	$150.30	$143.16
RevPAR	$129.69	$113.28	$119.42	$112.02
OtherPAR	$156.26	$141.98	$149.73	$142.97
Total RevPAR	$285.95	$255.26	$269.15	$254.99

Revenue	$71,371	$66,875	$134,726	$132,632
CCF (2)	$21,277	$18,139	$33,294	$35,414
CCF Margin	29.8%	27.1%	24.7%	26.7%

Gaylord Palms
Occupancy	78.4%	83.8%	81.1%	84.4%
Average daily rate (ADR)	$180.08	$175.53	$194.32	$184.32
RevPAR	$141.23	$147.10	$157.57	$155.62
OtherPAR	$219.35	$205.22	$230.26	$221.19
Total RevPAR	$360.58	$352.32	$387.83	$376.81

Revenue	$46,134	$45,077	$98,698	$95,893
CCF	$14,197	$14,404	$33,136	$33,166
CCF Margin	30.8%	32.0%	33.6%	34.6%

Gaylord Texan
Occupancy	73.4%	70.0%	77.0%	75.7%
Average daily rate (ADR)	$178.82	$166.05	$176.29	$169.34
RevPAR	$131.29	$116.18	$135.68	$128.16
OtherPAR	$220.95	$195.70	$219.06	$200.07
Total RevPAR	$352.24	$311.88	$354.74	$328.23

Revenue	$48,433	$42,883	$97,018	$89,769
CCF	$15,256	$10,750	$29,832	$26,561
CCF Margin	31.5%	25.1%	30.7%	29.6%

Nashville Radisson and Other (3)
Occupancy	79.4%	77.1%	70.0%	73.8%
Average daily rate (ADR)	$97.86	$90.48	$98.01	$90.39
RevPAR	$77.75	$69.75	$68.64	$66.73
OtherPAR	$10.80	$15.66	$12.17	$14.56
Total RevPAR	$88.55	$85.41	$80.81	$81.29

Revenue	$2,470	$2,354	$4,427	$4,359
CCF	$791	$765	$1,213	$1,426
CCF Margin	32.0%	32.5%	27.4%	32.7%
(1) Excludes 12,574 and 182 room nights that were taken out of service during the three months ended June 30, 2007 and 2006, respectively, and 20,907 and 1,313 room nights that were taken out of service during the six months ended June 30, 2007 and 2006, respectively, as a result of the rooms renovation program at Gaylord Opryland.
(2) Includes a non-recurring $2,862 charge to terminate a tenant lease related to certain food and beverage space at Gaylord Opryland for the six months ended June 30, 2007.
(3) Includes other hospitality revenue and expense

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
RECONCILIATION OF FORWARD-LOOKING STATEMENTS
Unaudited
(in thousands, except operating metrics)
Adjusted Earnings Before Interest, Taxes, Depreciation and
Amortization (“Adjusted EBITDA”) and Consolidated Cash
Flow (“CCF”) reconciliation:

	Guidance Range
	Full Year 2007
	Low	High
Hospitality segment
Estimated Operating income (loss)	$88,500	$96,500
Estimated Depreciation & amortization	67,500	67,500

Estimated Adjusted EBITDA	$156,000	$164,000
Estimated Pre-opening costs	18,300	18,300
Estimated Non-cash lease expense	6,300	6,300
Estimated Stock Option Expense	1,400	1,400
Estimated Gains and (losses), net	—	—

Estimated CCF	$182,000	$190,000

Opry and Attractions segment
Estimated Operating income (loss)	$4,800	$5,800
Estimated Depreciation & amortization	5,900	5,900

Estimated Adjusted EBITDA	$10,700	$11,700
Estimated Stock Option Expense	300	300
Estimated Gains and (losses), net	—	—

Estimated CCF	$11,000	$12,000

Corporate and Other segment
Estimated Operating income (loss)	$(55,600)	$(52,600)
Estimated Depreciation & amortization	5,100	5,100

Estimated Adjusted EBITDA	$(50,500)	$(47,500)
Estimated Stock Option Expense	3,500	3,500
Estimated Gains and (losses), net	4,000	4,000

Estimated CCF	$(43,000)	$(40,000)